Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-259749

Prospectus Supplement No. 1

(to Prospectus dated April 13, 2022)

132,632,441 Shares of Class A Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated April 13, 2022 (the “Prospectus”) related to the resale from time to time by the selling stockholders identified in the Prospectus, or their permitted transferees, of an aggregate of 132,632,441 shares of our Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-259749). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on April 28, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

The shares of SmartRent’s Class A Common Stock are listed on the New York Stock Exchange under the symbol “SMRT.” On May 2, 2022, the closing sale price per share of our Class A Common Stock was $4.83.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR CLASS A COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 28, 2022

SmartRent, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39991	85-4218526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8665 E. Hartford Drive, Suite 200 Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

(844) 479-1555

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SMRT	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

On April 28, 2022, SmartRent, Inc., a Delaware corporation (the “Company”), announced the appointment of Hiroshi Okamoto as the Company’s Chief Financial Officer effective May 9, 2022.

Mr. Okamoto, age 57, has served as the Chief Financial Officer of Kinkisharyo International, LLC, a leading light rail vehicle manufacturer headquartered in Los Angeles, California, since September 2017. Prior to that, Mr. Okamoto served in various positions with Touchstone Capital Group, a boutique investment bank in Tokyo, Japan, and its affiliated entities from January 2008 to June 2017. He served as Executive Vice President of Touchstone Capital Group’s affiliated startup company, SRE Technologies, Inc., from January 2016 to June 2017, and spent eight years, from January 2008 to January 2016, as a Managing Director of Touchstone Capital Group, advising global institutional investors in cross-border acquisitions, dispositions and management of all real estate asset classes. Mr. Okamoto started his career at KPMG, where he became a certified public accountant (inactive status). He earned a Bachelor of Arts degree in Economics from the University of California, Los Angeles, and a Masters in Business Administration degree from the Harvard University Graduate School of Business.

Pursuant to his Executive Employment Agreement, dated April 28, 2022 (the “Executive Employment Agreement”), Mr. Okamoto will receive an annual base salary of $400,000, will be eligible for a target cash incentive award of 60% of base salary and will receive an initial grant of $400,000 of time-vested restricted stock units (“RSUs”) issued under the SmartRent, Inc. 2021 Equity Incentive Plan, (the “Equity Incentive Plan”). Mr. Okamoto will also receive medical and other benefits consistent with the Company’s standard policies and be eligible to participate in other Company plans.

The foregoing is a summary of the material terms of Mr. Okamoto’s Executive Employment Agreement and is qualified in its entirety by reference to the Executive Employment Agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2022.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Okamoto and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Okamoto that would require disclosure under Item 404(a) of Regulation S-K.

Departure of Chief Financial Officer

In connection with Mr. Okamoto’s appointment, Jonathan Wolter has informed the Company that he will step down from his position as Chief Financial Officer effective May 9, 2022. Following the effective time of his resignation, Mr. Wolter has agreed to remain with the Company as a consultant through May 31, 2022, to assist Mr. Okamoto with transition matters. Mr. Wolter’s decision to step down is not the result of any dispute or disagreement with the Company on any matter relating to its accounting or financial policies or procedures or its financial statements or disclosure. The Company appreciates Mr. Wolter’s many contributions and thanks him for his service.

Item 7.01. Regulation FD Disclosure.

On April 28, 2022, the Company issued a press release announcing the appointment of Mr. Okamoto as its Chief Financial Officer, which is attached hereto to as Exhibit 99.1.

The information in Item 7.01 of this Current Report, including the accompanying Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of Section 18. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language contained in such filing.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No. Description

99.1 Press release dated April 28, 2022.

104 Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2022

SMARTRENT, INC.

By:	/s/ Lucas Haldeman
Name:	Lucas Haldeman
Title:	Chief Executive Officer

Exhibit 99.1

SmartRent Appoints Hiroshi Okamoto as Chief Financial Officer

Okamoto’s experience spans finance and business development
to entrepreneurship and investment

SCOTTSDALE, Ariz., April 28, 2022 – SmartRent, Inc. (NYSE: SMRT) (the “Company” or “SmartRent”), a leading provider of smart home and smart building automation for property owners, managers, developers, homebuilders and residents, today announced the appointment of Hiroshi Okamoto as chief financial officer (CFO). Joining the Company on May 9, 2022, he will be based at SmartRent’s headquarters in Scottsdale, Ariz.

“Hiroshi will play an important role in SmartRent’s operational excellence,” said Lucas Haldeman, CEO of SmartRent. “He brings an impressive track record of leadership in strategy, finance and accounting across early-stage growth companies and established innovators. We look forward to his perspective as we continue to expand our footprint and elevate our brand in the real estate enterprise technology space. I’m thrilled to welcome him to SmartRent’s executive team.”

Okamoto joins SmartRent from Kinkisharyo International, LLC, the U.S. subsidiary of The Kinki Sharyo Co., LTD, a global leader in urban transit, where he served as CFO since 2017. Previously he served as Managing Director of Touchstone Capital Group, overseeing cross-border investment banking services focused on Japanese real estate. He has a broad and rich portfolio of experience with finance and accounting, mergers and acquisitions, capital markets and business development. He has also been an entrepreneur, investor and advisor, having founded and sold two startups to publicly traded companies. Okamoto holds a Bachelor of Arts degree in Economics from UCLA and a Master of Business Administration from Harvard Business School.

“I admire SmartRent’s mission, model, and leadership, and am proud to join the team,” said Okamoto. “SmartRent has made a significant impact on the real estate industry in a short period of time, and I look forward to helping the team capitalize on the opportunities on the horizon.”

To ensure a smooth transition, Okamoto will work closely with SmartRent’s current CFO, Jonathan Wolter, who will step down on May 9, 2022, and remain with the Company as a consultant through the end of May.

Haldeman added: “I would like to thank Jon for all that he has done for SmartRent. His leadership and expertise have been critical to our success, and we appreciate his many contributions.”

About SmartRent

Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a comprehensive, one-stop real estate enterprise technology platform designed for property owners, managers and residents. SmartRent’s value-added suite of services, which includes both smart building hardware and cloud-based SaaS solutions, gives property managers seamless visibility and control over all their assets. This unmatched functionality enhances the resident experience and delivers cost savings, mitigates operational friction and risk and provides additional revenue opportunities for property owners. For more information, please visit smartrent.com.

Forward-Looking Statements

This press release contains forward-looking statements which address the Company's expected future business and financial performance, and may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will" or similar expressions. Examples of forward-looking statements include, among others, statements regarding the expansion of the Company’s footprint, elevating the Company’s brand and expectations regarding growth opportunities. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC and on the SEC website, www.sec.gov. Understanding the information contained in these filings is important in order to fully understand the Company's reported financial results and our business outlook for future periods. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Contact

Evelyn León Infurna – SVP, Investor Relations

Phone: 480-371-2828

Email: investors@smartrent.com

Media Contact

Amanda Chavez – Director, Corporate Communications

Phone: 480-805-9811

Email: media@smartrent.com